[LOGO]                                              News Release

                                                    Company Contact:
                                                    Matthew Harrison
                                                    Chairman of the Board
                                                    (212) 453-1525
                                                    mharrison@dcis.com

FOR IMMEDIATE RELEASE

        NQL CONTINUES ITS RELOCATION EFFORTS AND ANNOUNCES DEPARTURES OF
                TWO SENIOR OFFICERS AND ADDITION OF BOARD MEMBER

            NQL ANNOUNCES INTENTION TO APPEAL STAFF DETERMINATION AND
                       REQUEST LISTING ON NASDAQ SMALLCAP

                      BOARD AUTHORIZES REVERSE STOCK SPLIT


SANTA ANA, Calif., July 31, 2001 - NQL Inc. (Nasdaq NM: NQLI) announced today that Douglas J. Tullio has resigned as Chairman of the Board and as a Board member. Further, in continuance of the Company's previously announced migration of its business operations to the East Coast, the location of Delta Computec Inc., commonly referred to as the DCi division, Mr. Tullio's employment relationship with the Company has been terminated and the Company has accepted the resignation of Robert O. Riiska from his position of Chief Financial Officer. John DeVito, currently President of DCi, and Alex Roque, currently Corporate Controller of DCi, will assume the responsibilities of acting President and acting Chief Financial Officer of the Company, respectively.

Mr. David Pallmann, NQL's Chief Technology Officer and author of the company's NQL scripting language, will remain with the Company and will continue to develop the NQL technology, concentrating on applications for the customer base of DCi. Mr. Pallmann stated "DCi's customer base and the NQL technology are a natural fit. Large organizations have a pressing need for intelligent connected solutions, and DCi's customers fit the profile perfectly. I look forward to seeing our technology deployed in these accounts, and will be working closely with the DCi team to set future product direction to maximize these opportunities."

Effective July 24, NQL appointed Mr. Matthew Harrison to the Board of directors and as of today appointed Mr. Harrison to the position of Chairman of the Board. Mr. Harrison joined Hampshire Equity Partners in 1999 after spending thirteen years working as a consultant and interim executive with several mid-sized companies in a variety of industries, including Wedtech Corporation, a defense manufacturer; Square Industries, a parking facility operator; Great American Recreation, an operator of ski resorts and amusement parks; and Knapp Shoes, a work shoe manufacturer and retailer. He is currently Chief Executive Officer of TransCare, an ambulance service company and Chairman of Rapid Rack Industries, a manufacturer of shelving products. Mr. Harrison served a number of years in the United States Army, including two tours in Vietnam as an infantry officer. He received his

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Bachelor of Science in Engineering from the United States Military Academy (West
Point), his Master of Arts in International Relations from The American University, and a Certificate in Special Studies in Management and Business Administration from Harvard University.

Separately, the Company today announced it received a Nasdaq Staff Determination on July 24, 2001 indicating that the Company fails to comply with the net tangible assets requirement and the stockholders' equity requirements for continued listing set forth in Market Place Rule 4450(a)(5), and that its securities are therefore, subject to delisting from The Nasdaq National Market. Furthermore, the Company currently fails to comply with the minimum bid price requirement for listing on the Nasdaq SmallCap Market set forth in Market Place Rule 4450(a)(5).

The Company has informed Nasdaq that it wishes to appeal the determination. At its appeal, the Company intends to present a plan for listing of its securities on the Nasdaq SmallCap Market. In an effort to address the Nasdaq minimum bid price requirement for listing on the Nasdaq SmallCap Market, NQL's Board of Directors has authorized a reverse stock split. The reverse stock split will be subject to stockholder approval. There can be no assurance that the Panel will grant the Company's request for listing on the Nasdaq SmallCap Market.

About NQL Inc.

NQL, through its DCi division, provides professional services including Internet and intranet consulting, network design, installation and maintenance as well as onsite support for customers located primarily in the northeastern U.S. NQL's DCi division also provides management and consulting services, information technology services and products to vertical markets such as financial institutions, "Big 5" accounting firms, major healthcare providers, pharmaceutical companies and educational institutions. NQL's software division develops and deploys intelligent software solutions based on its patent-pending Network Query Language(TM) core technology, providing enterprises with an alternative to chaotic, ad hoc information architectures. NQL provides its scalable, augmentative software solutions to partner systems integrators, Fortune companies, Internet marketplaces, software vendors and Internet-based service providers. The Company is currently in the process of seeking a purchaser for its software division. For more information, please see the company's prospectus on file with the SEC, visit the company's web site at www.nqli.com.

Network Query Language and all names of NQL Inc.'s other services or products are trademarks of NQL Inc. in the U.S. and certain other countries. All other trademarks are the property of their respective owners.

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties, including (i) the Company's ability to attract and retain Senior Management,
(ii) the Company's ability to complete a reverse stock split and list its securities on the NASDAQ SmallCap Market, (iii) the Company's ability to sell or transfer the software division on terms and at a price that are beneficial to the Company and its stockholders, (iv) the Company's ability to successfully appeal the Nasdaq Staff Determination, (v) the Company's ability to successfully market NQL technologies to DCi customers, (vi) the company's ability to manage personnel and external resources, (vii) the state of the market and the company's ability to continue developing technology that is competitive according to industry standards, as well as other risk factors set forth from time to time in the company's SEC reports. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and the company undertakes no obligation to update these forward-looking statements.

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